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                              Custodian Agreement
                                    between
                               Mellon Bank, N.A.
                                      and
                                Aetna GET Fund

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                                TABLE OF CONTENTS
                                                               Page
1.     Appointment................................................1
2.     Delivery of Documents......................................2
3.     Definitions................................................3
4.     Delivery and Registration of the Property..................4
5.     Receipt and Disbursement of Money..........................5
6.     Receipt of Securities......................................5
7.     Use of Book-Entry System...................................6
8.     Instructions Consistent with Declaration, Etc..............7
9.     Transactions Not Requiring Instructions....................8
10.    Transactions Requiring Instructions........................9
11.    Segregated Accounts; Securities Lending...................11
12.    Dividends and Distributions...............................13
13.    Purchases of Securities...................................13
14.    Sales of Securities.......................................14
15.    Records...................................................14
16.    Reports...................................................15
17.    Cooperation with Accountants..............................15
18.    Confidentiality...........................................16
19.    Right to Receive Advise...................................16
20.    Compensation..............................................17
21.    Indemnification...........................................17
22.    Responsibility of the Bank................................18
23.    Collections...............................................19
24.    Duration and Termination..................................20
25.    Notices...................................................22
26.    Further Actions...........................................22
27.    Amendments................................................22
28.    Counterparts..............................................23
29.    Miscellaneous.............................................23

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                               CUSTODIAN AGREEMENT

       THIS AGREEMENT is made by and between AETNA GUARANTEED EQUITY TRUST, a Massachusetts Business Trust (the "Fund"), and MELLON BANK, N.A., a national banking association (the "Bank").

                              W I T N E S S E T H :

       WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") which currently issues one series (Series A) of units of beneficial interest (the "Shares") and which may create additional series in the future, each of which would represent a separate investment portfolio; and

       WHEREAS, the Fund, for which Aetna Life and Annuity Company ("Adviser") serves as investment adviser, desires to retain the Bank to serve as the Fund's custodian for Series A, as well as for some or all of any additional series created by the Fund in the future, and the Bank is willing to serve as such on the terms set forth herein;

       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

       1.     Appointment

       The Fund hereby appoints the Bank to act as custodian of the portfolio securities, cash and other property belonging to the Fund for the period and on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 20 of this Agreement. The Bank agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. It is understood that each series of the Fund represents a separate investment portfolio of the Fund and, accordingly, that the Bank shall identify to each such series Property belonging to such series and in such reports, confirmations and notices to the Fund called for under this Agreement shall identify the series to which such report, confirmation or notice pertains.

       2.     Delivery of Documents

        The Fund has furnished the Bank with copies properly certified or authenticated of each of the following:

        (a) Resolutions of the Fund's Board of Trustees authorizing the appointment of the Bank as custodian of the portfolio securities, cash and other property belonging to the Fund and approving this Agreement;

        (b) Appendix A identifying and containing the signatures of the Fund's officers and/or officers of the Fund's Adviser authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Fund;

        (c) The Fund's Declaration of Trust as filed with the Secretary of the Commonwealth of Massachusetts and all amendments thereto (such Declaration of Trust, as presently in effect and as they shall from time to time be amended, are herein called the "Declaration");

        (d) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

        (e) The Investment Advisory Agreement currently in effect (the "Advisory Agreement") between the Fund and the Adviser; and

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        (f) The Fund's most recent prospectus and statement of additional information relating to Shares (such prospectus and statement of additional information as presently in effect and all amendments and supplements thereto are herein called the "Prospectus");

       The Fund will furnish the Bank from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

       3.     Definitions

        (a) "Authorized Person". As used in this Agreement, the term "Authorized Person" means any of the officers of the Fund or the Adviser (whether or not any such person is an officer or employee of the Fund): (i) who is duly authorized by the Board of Trustees of the Fund or under the terms of the Advisory Agreement, the Declaration or the By-Laws, as each may from time to time be amended, to act on behalf of the Fund; and (ii) whose name is listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by the Bank from time to time.

        (b) "Book-Entry System". As used in this Agreement, the term "Book-Entry System" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees and any book-entry system maintained by a clearing agency registered with the Securities and Exchange Commission (the "SEC") under Section 17A of the Securities Exchange Act of 1934 (the "1934 Act").

        (c) "Oral Instructions". As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person. The Fund agrees to deliver to the Bank, at the time and in the manner specified in Paragraph 8(b) of this Agreement, Written Instructions confirming Oral Instructions.

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        (d) "Property". The term "Property", as used in this Agreement, means:

                (i) any and all securities and other property which the Fund may from time to time deposit, or cause to be deposited, with the Bank or which the Bank may from time to time hold for the Fund;

                (ii) all income in respect of any of such securities or other property; (iii) all proceeds of the sale of any such securities or other property; and (iv) all proceeds of the sale of securities issued by the Fund, which are received by the Bank from time to time from or on behalf of the Fund.

        (e) "Written Instructions". As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand (including Federal Express or other express courier), certified or registered mail, return receipt requested, tested telegram, cable, telex or facsimile sending device, received by the Bank and signed by an Authorized Person and shall also include computer transmission with coded access as agreed upon by the Bank and the Fund.

       4.     Delivery and Registration of the Property

       The Fund will deliver or cause to be delivered to the Bank all securities and all moneys owned by it, including cash received for the issuance of Shares, at any time during the period of this Agreement. The Bank will not be responsible for such securities and such moneys until actually received by it. All securities delivered to the Bank (other than in bearer form) shall be registered in the name of the Fund or in the name of a nominee of the Fund or in the name of any nominee of the Bank (with or without indication of fiduciary status), or in the name of any sub-custodian or any nominee of any such sub-custodian appointed pursuant to Paragraph 6 hereof or shall be properly endorsed and in form for transfer satisfactory to the Bank.

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       5.     Receipt and Disbursement of Money

              (a) Not less frequently than once on the afternoon of each business day, all cash held in the custody account, other than cash required to settle securities transactions on such business day, shall be transferred to the trustee under a Trust Agreement of even date herewith between the Bank and the Fund and attached hereto as Exhibit A.

       The Bank shall make payments of cash to, or for the account of, the Fund from such cash only (i) for the purchase of securities for the Fund's portfolio as provided in Paragraph 13 hereof; (ii) upon receipt of Written Instructions, for the payment of interest, dividends, taxes, fees or expenses of the Fund;
(iii) upon receipt of Written instructions, for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or to be delivered to the Bank; (iv) to a sub-custodian pursuant to Paragraph 6 hereof; (v) for the redemption of Shares; (vi) for payment of the amount of dividends received in respect of securities sold short against the box; or (vii) upon receipt of Written Instructions, for other proper Fund purposes. No payment pursuant to (i) above shall be made unless the Bank has received a copy of the broker's or dealer's confirmation or the payee's invoice, as appropriate.

              (b) The Bank is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the account of the Fund.

       6.     Receipt of Securities

              (a) Except as provided by Paragraph 7 hereof, the Bank shall hold and physically segregate in a separate account, identifiable at all times from those of any other persons, firms, or corporations, all securities and non-cash property received by it for the account of the Fund. All such securities and non-cash property are to be held or disposed of by the Bank for the Fund pursuant to the terms of this Agreement. In the absence of Written Instructions accompanied by a certified resolution of the Fund's

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Board of Trustees authorizing the transaction, the Bank shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments except in accordance with the express terms provided for in this Agreement. In no case may any director, officer, employee or agent of the Fund withdraw any securities.

       In connection with its duties under this Paragraph 6, the Bank may, at its own expense, enter into sub-custodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by the Bank for the account of the Fund pursuant to this Agreement, provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than ten million dollars ($10,000,000) and that such bank or trust company agrees with the Bank to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Bank shall remain responsible for the performance of all of its duties under this Agreement and shall hold the Fund harmless from the acts and omissions, under the standards of care applicable to the Bank under Paragraph 22 hereof, of any bank or trust company that it might choose pursuant to this Paragraph 6 or of the Book-Entry System.

              (b) Where securities are transferred to an account of the Fund established pursuant to Paragraph 7 hereof, the Bank shall also by book-entry or otherwise identify as belonging to the Fund the quantity of securities in a fungible bulk of securities registered in the name of the Bank (or its nominee) or shown in the Bank's account on the books of the Book-Entry System. The Bank shall furnish the Fund with reports relating to Property held for the Fund under this Agreement in accordance with Paragraph 16 hereof.

       7.     Use of Book-Entry System

       The Fund shall deliver to the Bank certified resolutions of the Board of Trustees of the Fund approving, authorizing and instructing the Bank on a continuous and on-going basis until instructed to the

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contrary by Oral or Written Instructions actually received by the Bank (a) to deposit in the Book-Entry System all securities belonging to the Fund eligible for deposit therein and (b) to use the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

              (a) Securities and any cash of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by the Bank in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

              (b) All books and records maintained by the Bank which relate to the Fund's participation in the Book-Entry System will at all times during the Bank's regular business hours be open to the inspection of the Fund's duly authorized employees or agents, and the Fund will be furnished with all information in respect of the services rendered to it as it may require.

              (c) The Bank will provide the Fund with copies of any report obtained by the Bank on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by the Bank. The Bank will also provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

       8.     Instructions Consistent with Declaration, Etc.

              (a) Unless otherwise provided in this Agreement, the Bank shall act only upon Oral and Written Instructions. Although the Bank may know of the provisions of the Declaration and By-Laws of the Fund, the Bank may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Declaration or By-Laws or any vote, resolution or proceeding or the Fund's shareholders, or of its board of trustees, or of any committee thereof.

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              (b) the Bank shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by the Bank pursuant to this Agreement. The Fund agrees to forward to the Bank Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by the Bank by the close of business of the same day that such Oral Instructions are given to the Bank. The Fund agrees that the fact that such confirming Written Instructions are not received by the Bank shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that the Bank shall incur no liability to the Fund in acting upon Oral Instructions given to the Bank hereunder concerning such transactions, provided such instructions reasonably appear to the Bank to have been received from an Authorized Person.

       9.     Transactions Not Requiring Instructions

        In the absence of contrary Written Instructions, the Bank is authorized to take the following actions:

              (a)   Collections of Income and Other Payments.  The Bank shall:

                    (i) collect and receive for the account of the Fund, all income and other payments and distributions, including (without limitation) stock dividends, rights, bond coupons, option premiums and similar items, included or to be included in the Property, and promptly advise the Fund of such receipt and shall credit such income, as collected, to the Fund's custodian account;

                    (ii) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money on the same day as received;

                    (iii) receive and hold for the account of the Fund all securities received as a distribution on the Fund's portfolio securities as a result of a stock dividend, share split-up or reorganization,

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recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities belonging to the Fund held by the Bank hereunder;

                    (iv) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

                    (v) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments as described in Paragraph 23 of this Agreement.

              (b) Miscellaneous Transactions. The Bank is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                    (i) for examination by a broker selling for the account of the Fund in accordance with street delivery custom;

                    (ii) for the exchange of interim receipts or temporary securities for definitive securities; and (iii) for transfer of securities into the name of the Fund or the Bank or nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to the Bank.

       10.    Transactions Requiring Instructions

       Upon receipt of Oral or Written Instructions and not otherwise, the Bank, directly or through the use of the Book-Entry System, shall:

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              (a) execute and deliver to such persons as may be designated in such Oral or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any securities may be exercised;

              (b) deliver any securities held for the Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

              (c) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

              (d) make such transfers or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral or Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

              (e) release securities belonging to the Fund to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to the Bank of the monies to be received by the Bank in accordance with such Oral or Written Instructions, except that in cases where additional collateral is required to secure a borrowing already made, in which case and subject to receipt by the Bank of "Oral or Written Instructions", further securities may be released for that purpose; an repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

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              (f) release and deliver securities owned by the Fund in connection with any repurchase agreement entered into on behalf of the Fund, but only on receipt of payment therefor; and pay out moneys of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities; and

              (g) otherwise transfer, exchange or deliver securities in accordance with Oral or Written Instructions.

       11.    Segregated Accounts; Securities Lending

              (a) the Bank shall upon receipt of Written or Oral Instructions establish and maintain a segregated account or accounts on its records for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities in the Book-Entry System (i) for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, provided such procedures comply with the 1940 Act and Investment Company Act Release No. 10666 (April 18, 1979) or any subsequent release or releases of the SEC relating to the maintenance of segregated accounts by registered investment companies, and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Written Instructions.

              (b) The Bank hereby acknowledges that the Fund may require it to enter into one or more third-party custodial agreements regarding Fund's purchases and sales of futures contracts and options thereon, and that any such third-party agreement with a futures commission merchant may contain any provisions which the Fund and the futures commission merchant reasonably deem necessary and which do not subject the Bank to higher standards of care (except as may be required by law) than does this Agreement.

              (c) The Fund may, from time to time, furnish the Bank with copies of securities loan agreements (singly "Securities Loan Agreement" and collectively "Securities Loan Agreements"),


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pursuant to which the Fund may lend securities of any series of the Fund to the respective brokerage firms named therein (singly the "Brokerage Firm" and collectively the "Brokerage Firms").

       In each such case, and until the Fund shall have given the Bank Written Instructions that such Securities Loan Agreement has terminated, the Fund authorizes the Bank, as its agent in connection with the lending of securities from time to time upon receipt by the Bank of Oral or Written Instructions: (a) to deliver to the Brokerage Firm named in the Securities Loan Agreement specific securities held for the Fund's account, it being understood that in each case the Bank will give prompt notice thereof to the Fund; (b) to receive from the Brokerage Firm a certified or bank cashier's check, in immediately available funds, or obligations of the U. S. Government in an amount equal to the then market value of the securities, as specified in such Instructions.

       The Fund will evaluate on a daily basis its rights and obligations under each Securities Loan Agreement, such as marking to market, and will demand that additional collateral be delivered to the Bank by the Brokerage Firm under proper advice to the Bank, or shall give Oral or Written Instructions to the Bank to release excess collateral to the Brokerage Firm.

       The Bank may, through its commercial, trust or other departments, be a creditor for its own account, or represent in a fiduciary capacity other creditors and/or customers, or any Brokerage Firm, even though any of such interests may potentially be in conflict with those of the Fund.

       The Fund represents that it has the power and authority to lend the securities in accordance with a Securities Loan Agreement and that such lending as provided in such Securities Loan Agreement and as provided herein, has been duly authorized by all necessary action, has received any required regulatory approval and will not violate any law, regulation, Declaration, By-law or other instrument, restriction or provision applicable to the Fund.

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       With respect to acting as agent for the Fund in connection with the lending of securities to Brokerage Firms pursuant to Securities Loan Agreements, the Bank shall have no duties or responsibilities except those expressly set forth herein and the Fund will indemnify the Bank against any liability which it may incur in connection with such lending in accordance with Paragraph 21 hereof; the Bank shall have no responsibility in connection with the present or future financial condition of any such Brokerage Firm or any failure on the part of any such Brokerage Firm or any failure on the part of any such Brokerage Firm to return any such securities for any reason whatsoever or to comply with any provision of any Securities Loan Agreement or any failure on the part of any such Brokerage Firm to comply with any law or regulation, all such risks being assumed by the Fund.

       12.    Dividends and Distributions

       The Fund shall furnish the Bank with appropriate evidence of action by the Fund's Board of Trustees declaring and authorizing the payment of any dividends and distributions. Upon receipt by the Bank of Written Instructions with respect to dividends and distributions declared by the Fund's Board of Trustees and payable to shareholders of the Fund who have elected in the proper manner to receive their distributions or dividends in cash, and in conformance with procedures mutually agreed upon by the Bank, the Fund, and the Fund's transfer agent, the Bank shall pay to the Fund's transfer agent, as agent for the Fund's shareholders, an amount equal to the amount indicated in said Written Instructions as payable by the Fund to such shareholders for distribution in cash by the transfer agent to such shareholders.

       13.    Purchases of Securities

       Promptly after each decision to purchase securities by the Advisor, the Fund, through the Advisor, shall deliver to the Bank Written or Oral Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares or the principal amount

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purchased and accrued interest, if any, (c) the date of purchase and settlement,
(d) the purchase price per unit, (e) the total amount payable upon such purchase and (f) the name of the person from whom or the broker through whom the purchase was made. Oral Instructions shall be confirmed by Written Instructions. The Bank shall upon receipt of securities purchased by or for the Fund pay out of the moneys held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions in accordance with current industry practices.

       14.    Sales of Securities

       Promptly after each decision to sell securities by the Advisor or exercise of an option written by the Fund, the Fund, through the Advisor, shall deliver to the Bank Oral or Written Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale and settlement, (d) the sale price per unit, (e) the total amount payable to the Fund upon such sale, and (f) the name of the broker through whom or the person to whom the sale was made. The Bank shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the same conforms to the total amount payable as set forth in such Oral Instructions in accordance with current industry practice. Subject to the foregoing, the Bank may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

       15.    Records

       The books and records pertaining to the Fund which are in the possession of the Bank shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and regulations. The Fund, or the Fund's authorized

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representatives, shall have access to such books and records at all times during the Bank's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Bank to the Fund or the Fund's authorized representative at the Fund's expense.

       16.    Reports

              (a) The Bank shall furnish the Fund the following reports:

                    (1) such periodic and special reports as the Fund may reasonably request;

                    (2) a daily report detailing all transactions (cash and securities) that have been posted to the Fund's account; such report, which shall be in such form as may be agreed upon by the Bank and the Fund from time to time, shall be received not later than the morning of the business day next following the day to which the report relates;

                    (3) statements, at such intervals as the Fund may reasonably request but not less frequently than monthly, summarizing all transactions and entries for the account of the Fund, listing the portfolio securities belonging to the Fund with the adjusted average cost of each issue and the market value at the end of such month, and stating the cash account of the Fund including disbursements;

                    (4) the reports to be furnished to the Fund pursuant to Rule 17f-4 under the 1940 Act; and (5) such other information as may be agreed upon from time to time between the Fund and the Bank.

              (b) The Bank shall transmit promptly to the Fund any proxy statement, proxy materials, notice of a call or conversion or similar communications received by it as Custodian of the Property.

       17.    Cooperation with Accountants

       The Bank shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary

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information is made available to such accountants for the expression of their opinion, as such may be required from time to time by the Fund.

       18.    Confidentiality

       The Bank agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or potential shareholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Bank may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

       19.    Right to Receive Advise

              (a) Advice of Fund. If the Bank shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

              (b) Advice of Counsel. If the Bank shall be in doubt as to any question of law involved in any action to be taken or omitted by the Bank, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Advisor, the Fund or the Bank, at the option of the Bank).

              (c) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by the Bank pursuant to subparagraph (a) of this Paragraph and advice received by the Bank pursuant to subparagraph (b) of this Paragraph, the Bank shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

              (d) Protection of the Bank. The Bank shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this Paragraph which the Bank, after receipt of any such directions, advice or

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Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Paragraph shall be construed as imposing upon the Bank any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to the Bank's properly taking or omitting to take such action. Nothing in this subsection shall excuse the Bank when an action or omission on the part of the Bank constitutes willful misfeasance, bad faith, negligence or reckless disregard by the Bank of any duties or obligations under this Agreement.

       20.    Compensation

       As compensation for the services rendered by the Bank during the term of this Agreement, the Fund will pay to the Bank fees in accordance with the fee schedule agreed upon from time to time in writing by the Bank and the Fund.

       21.    Indemnification

       The Fund, as sole owner of the Property, agrees to indemnify and hold harmless the Bank and its nominees from all taxes, charges, expenses, assessments, claims and liabilities and expenses, including attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Bank takes or does or omits to take or do upon receipt of Oral or Written Instructions or under this Agreement, provided, that neither the Bank nor any of its nominees shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of the Bank's or such nominee's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or responsibilities under this Agreement.

       22.    Responsibility of the Bank

              (a) In the performance of its duties hereunder, the Bank shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts to assure the accuracy and completeness of all services performed under this Agreement. Except as provided in (b) below, the Bank shall be responsible for all direct losses occasioned by the Bank's negligent failure to perform its duties under this Agreement, including but not limited to losses related to inaccuracies in the daily reports (upon which the Fund and its agents rely in calculating the Fund's net asset value and in determining whether the Fund is in compliance with the 1940 Act and the requirements of Subchapter M of the Internal Revenue Code of 1986 (as amended) to be provided under Paragraph 16 hereof or otherwise. However, the Bank shall not be liable for any incidental, consequential or punitive damages.

              (b) The Bank shall assume entire responsibility for loss occasioned by robbery, burglary, fire, theft or mysterious disappearance irrespective of whether such losses occur while such Property is in possession of the Bank or the possession of one of the Bank's agents, nominees, depositories, correspondents or sub-custodians appointed pursuant to Paragraph 6 hereof or any Book-Entry System. In the event of any such loss the Bank's liability shall be limited to the replacement value thereof as of the date of the discovery of such loss and the Bank, at the Fund's option, shall make prompt replacement of Property with like kind and quality or shall make prompt restitution to the Fund for such loss. In addition, in the event of any loss of the Property due to any other cause, unless the Bank can prove that it and its agents, nominees, depositories and correspondents were not negligent and did not act with willful misconduct, the Bank will be liable for such loss. Notwithstanding the foregoing, the Bank shall not be liable for losses occurring by reason of acts of civil or military authority, national emergencies, floods, acts of God, insurrections, wars, riots or similar catastrophes.

              (c) The Bank shall not have any duty or obligation to inquire (i) into the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which the Bank reasonably believes to be genuine; (ii) the validity or invalidity of the issuance of any securities included or to be included in the Property, the legality or illegality of the purchase of such securities, or the propriety or impropriety of the amount paid therefor; (iii) the legality or illegality of the sale (or exchange) of any Property or the propriety or impropriety of the amount for which such Property is sold (or exchanged); or (iv) whether any Property at any time delivered to or held by the Bank may properly be held by or for the Fund.

       23.    Collections

       All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by the Bank) shall be at the sole risk of the Fund, provided that the Bank agrees to the following procedures:

                    (i) upon maturity of any security held by the Fund, proceeds will be credited and available for investment by the Fund on the maturity date;

                    (ii) with respect to sales of securities held by the Fund and provided the Bank receives timely and accurate notification of any such sale, sale proceeds will be credited and available for investment by the Fund on the settlement date for transactions settled in Federal funds, and on settlement date plus one for transactions settled in Clearinghouse funds;

                    (iii) with respect to income and principal from securities held by the Fund, where the precise amount to be received is known prior to payable date, such moneys will be credited to the Fund on the payable date and will be made available to the Fund for investment on such date in cases where such moneys are to be received in Federal funds or, in cases where such moneys are to be received in Clearinghouse funds, on the day following the payable date;

                    (iv) with respect to any income and principal payment on securities held by the Fund the amount of which is unknown either by the Bank or the Adviser, such payments will be credited to the Fund upon receipt by the Bank, it being understood that the Bank will make every effort to collect such payments as quickly as possible.

       With respect to items referred to in (i), (ii) and (iii) above, in any case where the Bank does not receive any payment due to the Fund within a reasonable time after the Bank has made proper demands for the same, it shall so notify the Fund in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and shall thereafter have the right to reverse the credit previously posted to the Fund with respect to such item. The Bank shall not be obliged to take legal action for collection of any unpaid item unless and until reasonably indemnified to its satisfaction.

       24.    Duration and Termination

       This Agreement shall continue until termination by the Fund on 60 days written notice or by the Bank on 120 days' written notice. In the event of such notice of termination, the Fund's Board of Trustees shall, by resolution duly adopted, promptly appoint a Successor Custodian to serve upon the terms set forth in this Agreement. Upon termination hereof the Fund shall pay to the Bank such compensation as may be due as of the date of such termination and shall likewise reimburse the Bank for its reasonable costs, expenses and disbursements incurred prior to such termination. The Bank shall have no lien, right of set-off, or claim of any kind whatsoever against any Property of the Fund (including records relating to the Fund maintained by the Bank) in the possession of the Bank.

       If a Successor Custodian is appointed by the Trustees, the Bank shall, upon termination, deliver to such Successor Custodian the records of the Bank with respect to the Fund, and duly endorsed and in form for transfer, all securities then held hereunder and all funds or other properties of the Fund deposited with or held by the Bank under this Agreement.

       In the event that no such Successor Custodian is appointed within 90 days after the date of such notice of termination by the Bank, Fund will promptly submit to its shareholders the question whether they wish to terminate the Fund or to function without a bank custodian, and the Bank shall deliver the funds and property of the Fund to the Fund only pursuant to a certified copy of a resolution of the Fund's Board of Trustees, signed by a majority of the Board of Trustees of the Fund in the exercise of such power conferred upon the Fund by its shareholders, such delivery to be made in accordance with such Resolution.

       In the event that the Bank is not notified of the appointment of a Successor Custodian on or before the date of the termination of this Agreement, the Bank shall have the right to deliver to a bank or trust company of its own selection (a) with significant experience in serving as a custodian for registered investment companies; and (b) having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $10,000,000, all securities, records, and other properties then held by the Bank to be held by such bank or trust company provided that such bank or trust company agrees to serve as custodian for such securities, records and other properties substantially in accordance with the term hereof and in accordance with its customary fee schedule for such services.

       In the event that securities, funds, and other properties remain in the possession of the Bank after the date of termination hereof owing to failure of the Board of Trustees to appoint a Successor Custodian, the Bank shall be entitled to fair compensation for its services during such period and the provisions of this Agreement relating to the duties and obligations of the Bank shall remain in full force and effect. If any Property remains in the custody of the Bank pursuant to the preceding sentence for more than six months, the Bank shall be entitled to receive a premium of one and one-half percent over the fees to which it would otherwise be entitled for its services for each succeeding month during which the Bank remains in possession of such property.

       25.    Notices

       All notices and other communications (collectively referred to as "Notice" or "Notices" in this Paragraph) under this Agreement (other than Written or Oral Instructions as defined in this Agreement and as referred to in Paragraph 8 (b)) must be in writing and will be deemed to have been duly given or delivered when delivered by hand (including by Federal Express or similar express courier) or three days after being mailed by prepaid registered or certified mail, return receipt requested: (a) if to the Bank at the Bank's address, 1735 Market Street, Philadelphia, Pennsylvania 19101-7899, marked for the attention of Donna Owens, Trust Officer (or her successor); (b) if to the Fund, at the address of the Fund, 151 Farmington Avenue, Hartford, CT 06156-8962, marked for the attention of the Fund's Treasurer; or (c) to such other address as shall have been last designated by Notice in accordance with this Paragraph 25. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

       26.    Further Actions

       Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

       27.    Amendments

       This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

       28.    Counterparts

       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       29.    Miscellaneous

       This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on this 1 day of September , 1992.

[SEAL]                                              MELLON BANK, N. A .

Attest:   /s/ Sandy McKenna                         By    /s/ Donna Owens

[SEAL]                                              AETNA GET FUND

Attest:   /s/ George N. Gingold                     By    /s/ James C. Hamilton

                                    EXHIBIT A
                                 TRUST AGREEMENT

      THIS TRUST AGREEMENT is made between AETNA GUARANTEED EQUITY TRUST, a Massachusetts business trust (the "Fund") as Settlor, and MELLON BANK, N. A., a national banking association (the "Bank") as Trustee.

         I.    Background:  The background of this Agreement is as follows:

               A. The Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended;

               B. The Fund has retained the Bank to serve as the Fund's custodian under a Custodian Agreement of even date herewith ("Custodian Agreement") for the Series A class of shares of the Fund's units of beneficial interest and for such additional series as may from time to time be offered by the Fund on the terms set forth herein (each, a "Series"), and the Bank is willing to serve as such; and

               C. The Fund intends to transfer to the Bank to hold as trustee under this Agreement all the income and principal cash balances which are transferred to it in accordance with Paragraph 5(a) of the Custodian Agreement (the Bank in such capacity is hereinafter referred to as the "Trustee"), and hereby directs the Trustee to hold such cash balances in accordance with the following terms.

         II. Dispositive Terms: The Trustee shall invest and manage the income and principal cash balances of each Series in accordance with the provisions of Article III hereof for the purpose of safekeeping pending distribution or investment. Distributions to or from the trust shall be as directed from time to time by the Fund.

         III. Management Provisions: The Trustee shall invest as it deems appropriate in any one or more money market demand accounts of the Bank or of any other bank, provided the accounts are fully insured by the FDIC and any excess above the insurance limit is collateralized by securities in accordance with Regulation 9.10(b) of the Comptroller of the Currency, 12 CFR 9.10 (b).

         IV. Accounting: The Trustee will send the Fund statements at least monthly showing the transactions in the trust. The Fund must report any errors to the Trustee, including the non-receipt of a statement, within 90 days after the Fund normally receives a statement. Otherwise, the Fund, at the Trustee's discretion, may be deemed to have accepted the transactions as stated.

         V.    Provisions Regarding the Trustee:

               A. The "Authorized Person" to act for the Fund and the methods of properly acting for the Fund under this Agreement shall be the same as specified in the Custodian Agreement, as that may be amended from time to time;

               B. The fact that the Bank is Trustee and in such capacity deposits trust assets of the Series in banking accounts of the Bank shall no be deemed a conflict of interest. The Bank may receive its usual charges or profits for that service; and

               C. The Trustee may resign upon 120 days' notice to the Fund; Settlor may terminate this Agreement at any time. Immediately upon termination, the Trustee shall pay all trust assets held hereunder to the Successor Custodian or the Fund in accordance with Paragraph 24 of the Custodian Agreement.

         VI. Situs and Governing Law: The situs of this Trust shall be in Pennsylvania, and all questions as to the construction, validity, effect or administration of this trust shall be governed by Pennsylvania law.

         VII. Rights Reserved: The Fund reserves the right to revoke this trust by writing delivered to the Trustee and to amend this trust with the Trustee's approval.

                                              Signed    September 1 ,1992
ATTEST:                                       AETNA GUARANTEED EQUITY TRUST
/s/ George N. Gingold                         By: /s/ James C. Hamilton

The foregoing trust was delivered, and is hereby accepted in Pennsylvania on September 21, 1992.
ATTEST:                                       MELLON BANK, N.A.
/s/ Sandy McKenna                             By: /s/ Donna Owens

                        BALLARD SPAHR ANDREWS & INGERSOLL

                         1735 MARKET STREET, 51ST FLOOR
                           PHILADELPHIA, PENNSYLVANIA
                                   19103-7599
                             TELEPHONE 215-665-8500
                                FAX 215-864-8999

MEMORANDUM

                                                              October 27, 1992

To:    Martin T. Conroy (ALIAC)
       Donna M. Owens (Mellon Bank)

From:  Laura Anne Corsell (Ballard Spahr)

                  Re: Aetna Life Insurance and Annuity Company Aetna Series Fund, Inc.
                           Aetna Variable Encore Fund
                           Aetna Investment Advisers Fund, Inc.
                           Aetna Income Shares
                           Aetna Guaranteed Equity Trust
                           Aetna Variable Fund

                  The purpose of this memorandum is to clarify certain technical items which appear in the text of the recently executed custodian agreements ("Agreements") between Mellon Bank, N.A. and Aetna Life Insurance and Annuity Company ("ALIAC") and the various mutual funds for which ALIAC serves as investment adviser ("ALIAC Funds"), respectively. In addition, enclosed is a corrected first page for each of those Agreements relating to the ALIAC Funds to reflect the correct name of the adviser.

                  1. The words "cash", "monies" and "moneys" are used interchangeably in the Agreements and refer to all uninvested funds (in the form of either currency or checks) but do not include funds represented by cash equivalents such as repurchase agreements, certificates of deposit, treasury bills or notes and the like.

                  2. The term "Shares" as used in those Agreements relating to the ALIAC Funds refers to "units of beneficial interest" in the case of those mutual funds that are organized as Massachusetts business trusts and "shares of common stock" in the case of those mutual funds organized as Maryland corporations.

                  Similarly, the term "Board of Trustees" as used in such agreements encompasses the Board of Trustees in those cases where the relevant mutual fund is organized as a Massachusetts business trust.

                  3. The transactions referred to in paragraphs 10, 13 and 14 may be authorized either by Written Instructions or Oral Instructions. In accordance with paragraph 8(b), all Oral Instructions must be confirmed by Written Instructions.

                  4. With respect to the Agreements relating to Aetna Income Shares, Aetna Variable Fund, Aetna Guaranteed Equity Trust and Aetna Variable Encore Fund, the term "Trust Agreement" as used in paragraph 26 refers to the Declaration of Trust of each such mutual fund and does not refer in any way to the trust arrangement evidenced by Exhibit A to each such agreement.

                  As noted above, the foregoing items are intended to clarify the text of the Agreements as executed and do not change the substance of the various Agreements. Please file a copy of this memorandum with each of the Agreements, as executed.


cc(w/encls.):     George Gingold, Esq.
                  Ms. Pat Rup